FUND ACCOUNTING AND CO-ADMINISTRATION SERVICES AGREEMENT

THIS AGREEMENT is made and entered into as of December 18, 2009, by and between the First Focus Funds, Inc., a Nebraska corporation (the “Company”) and Jackson Fund Services (“JFS”), a division of Jackson National Asset Management LLC, a limited liability company organized under the laws of the State of Michigan (“JNAM”).

WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and has established several separate series of shares (collectively, the “Funds” and individually, a “Fund”), with each Fund having its own assets and investment policies;

WHEREAS, the Company and FNB Fund Advisers (the “Adviser”), which acts as investment adviser to the Company, have entered into a Co-Administration Agreement dated October 1, 2006 (the “Adviser Co-Administration Agreement”), under which Adviser provides certain administrative services to the Company; and

WHEREAS, the Company desires to retain JFS to provide certain officers, fund accounting, administration, and compliance support services to the Company, and JFS wishes to furnish such services.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the parties hereto agree as follows:

1.  Appointment

The Company hereby appoints JFS to serve as fund accountant and co-administrator to the Company in accordance with the terms and conditions set forth in this Agreement, and JFS hereby accepts such appointment and agrees to perform the services and duties set forth in Exhibit A of this Agreement in consideration of the compensation provided for herein.

The Adviser provides certain administration services for the Company pursuant to the Adviser Co-Administration Agreement.  The Company agrees that in no event will JFS be responsible for the performance of any services that are the responsibility of the Adviser as set forth in the Adviser Co-Administration Agreement.

2.  Regulatory Compliance

A.
JFS acknowledges that it is a service provider to the Company, as that term is used in connection with Rule 38a-1 under the 1940 Act (“Rule 38a-1”), and represents that it has established and implemented written policies and procedures reasonably designed to prevent, identify and correct violations of the Federal Securities Laws, as that term is defined in Rule 38a-1 and applies to a service provider.  JFS agrees to cooperate with the Company to the extent reasonably requested in connection with the

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Company fulfilling its obligations to monitor JFS’s operations to assure itself that JFS has established and implemented the required policies and procedures.

B.
The Company represents that the policies and procedures maintained by the Company immediately prior to the effective date hereof were reasonably designed to prevent, identify, and correct any material violations of the Federal Securities Laws, as that term is defined in Rule 38a-1 and applies to a registered management investment company.

3.  Changes in Accounting Procedures

Any changes by the Company that affect accounting practices and procedures under this Agreement and that have not been initiated by JFS shall only become effective upon written receipt and acceptance by JFS.

4.  Changes in Equipment, Systems, Service, Etc.

JFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Company under this Agreement.

5.  Compensation

JFS shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule set forth in a separate Fee Schedule and as mutually agreed upon and amended from time to time.

Except as hereinafter set forth, compensation shall be calculated and paid monthly. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.

The Company shall notify JFS in writing within thirty (30) calendar days following receipt of each invoice if the Company disputes any amounts in good faith.  The Company shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.

6.  Performance of Services; Limitation of Liability

A.
JFS shall exercise reasonable care in the performance of its duties under this Agreement.  JFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or Funds in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond JFS’ control, except a loss arising

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out of or relating to JFS’ refusal or failure to comply with the terms of this Agreement or from bad faith, gross negligence, or willful misconduct on its part in the performance of its duties under this Agreement.

B.
Notwithstanding any other provision of this Agreement and so long as JFS has not committed bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless JFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) that JFS may sustain or incur or that may be asserted against JFS by any person arising out of any action taken by it in performing the services hereunder:

(i)	In accordance with the performance standards recited in Section 6.A and Exhibit A;

(ii)
In reliance upon any written or oral instruction provided to JFS by any duly authorized officer of the Company, such duly authorized officer to be included in a list of authorized officers furnished to JFS and amended from time to time in writing by the Company,

(iii)	In good faith in accordance with the advice or opinion of counsel for the Fund; and/or

(iv)
That were caused by errors, of which JFS was not actually or reasonably aware, in records or instructions, explanations, information, specifications, documentation of any kind, as the case may be, supplied to JFS by the previous administrator, co-administrator and/or investment adviser to the Funds, as well as, the obligations, responsibilities, actions, and decisions of the previous administrator and/or investment adviser to the Funds. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

C.
Without limiting the generality of the foregoing and so long as JFS has not committed bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement, the Company shall further indemnify JFS, JNAM and its and their affiliates, officers, directors, employees and agents ("JNAM Indemnitees") against and save the JNAM Indemnitees  harmless from any loss, damage or expense, including reasonable attorneys’ fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(i)
Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to JFS by any third party described in Section 6(B)(iv) above or by or on behalf of the Company, or alleged infringement or misappropriation of any copyright, patent, trade secret or other intellectual property right by a JNAM

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Indemnitee related to the use of the same in the performance of JFS' obligations under this Agreement;

(ii)	Action taken or omitted to be taken by JFS pursuant to written or oral instructions of the Company;

(iii)	Any action taken by JFS in good faith in accordance with the advice or opinion of counsel for the Company or a Fund;

(iv)	Any improper use by the Company of any valuations or computations supplied by JFS pursuant to this Agreement;

(v)	The method of valuation of the Funds’ securities and the method of computing each Fund’s maturity or yield; and/or

(vi)	Any valuations of Fund securities, maturity or yield provided by any Fund’s investment adviser.

D.
JFS shall indemnify and hold the Company and its directors, officers, employees and agents (other than any such persons employed by JFS) (collectively, the “Company indemnitees”) harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) that the Company indemnitees may sustain or incur or that may be asserted against the Company indemnitees by any person arising as a result of JFS’ refusal or failure to comply with the terms of this Agreement, and/or JFS’s bad faith, gross negligence or willful misconduct in the performance of its obligations under this Agreement.

E.
JFS represents that it has in place, and covenants to maintain in place during the term of this Agreement, a reasonable back-up, business continuity and disaster recovery plan. In the event of a mechanical breakdown or failure of communication or power supplies due to events beyond its control, JFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  JFS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by JFS’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement, including this section 6.

Notwithstanding the above, JFS reserves the right to reprocess and correct administrative errors at its own expense.

F.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will promptly notify the indemnitor concerning any situation which

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presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.   The indemnification obligations hereunder are subject to the indemnitee cooperating with indemnitor in its defense or settlement of any such claim.

G.	The indemnification obligations set out in this Section 6 shall survive termination of this Agreement.

7.  No Agency Relationship

Except as provided in the Agreement, nothing herein contained shall be deemed to authorize or empower JFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of, the other party to this Agreement.

8.  Records

JFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Company but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder.  JFS agrees that all such records prepared or maintained by JFS relating to the services to be performed by JFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request.  Upon the reasonable request of the Company, copies of any such records in the form reasonably requested (if such form differs from the form in which JFS has maintained the same, the Company shall pay any expenses associated with transferring the same to such form), shall be provided by JFS to the Company.

9.  Data Necessary to Perform Services

The Company shall furnish to JFS the data and provide such documentation as is reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.  If JFS is also acting in another capacity for the Company, nothing herein shall be deemed to relieve JFS of any of its obligations in such capacity.

10. Cooperation Necessary to Perform Services

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The Directors of the Company shall cause the officers, investment adviser, legal counsel, independent accountants, transfer agent, custodian and other service providers and agents for the Company to reasonably cooperate with JFS and to provide JFS with such information, documents and advice relating to the Company as necessary and/or appropriate or as requested by JFS, in order to enable JFS to perform its duties hereunder.   Fees charged by such persons shall be an expense of the applicable Fund(s). JFS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Company, investment adviser or service provider until receipt of written notice thereof from the Company.

11. Instruction Necessary to Perform Services

JFS may request written instructions from an officer of the Company with respect to any matter arising in connection with JFS’ performance hereunder and so long as JFS has not committed bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement, JFS shall not be liable for any action taken or not taken by it in good faith in accordance with such instructions.  Such request proposed to be taken or omitted to be taken by JFS with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and so long as JFS has not committed bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement, JFS shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such request on or after the date specified therein unless, prior to taking or omitting to take any such action, JFS has received written instructions in response to such application specifying the action to be taken or omitted.

12. Securities Valuation

It is understood that in determining Fund security valuations, JFS employs one or more pricing services, as directed by the Company, to determine valuations of portfolio securities for purposes of calculating net asset values of the Funds.  The Company shall identify to JFS the pricing service(s) to be utilized on behalf of the Funds. JFS shall price the securities and other holdings of each Fund for which market quotations or prices are available by the use of such services.  For those securities where prices are not provided by the pricing service(s) utilized by JFS, the Company shall approve, in good faith, the method for determining the fair value of the securities.  The Funds’ investment advisers shall determine or obtain the valuation of the Funds’ respective securities in accordance with those procedures and shall deliver to JFS the resulting prices for use in its calculation of net asset values.  JFS is authorized to rely on the prices provided by such service(s) or by the investment advisers or other authorized representative of the Funds without investigation or verification.

13. Counsel Necessary to Perform Services

Except with respect to any actual or potential dispute between JFS, and/or JNAM, and/or any Fund and/or the Company, JFS may consult with counsel to the Company, the

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appropriate Fund or its own counsel, at the Company’s expense-upon the Company’s prior written approval, and so long as JFS has not committed bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement, shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

14.  Notification of Error

JFS shall notify Mr. Stephen Frantz and Ms. Brittany Fahrenkrog of the Company, in addition to any other person requested by the Company to be notified, of any error caused by JFS within twenty-four (24) hours after discovery of any error or omission.

Each Fund’s investment adviser will notify JFS of any discrepancy between the records of JFS and the records of the Fund it is aware of, including, but not limited to, failing to account for a security position in a Fund’s portfolio, by the later of:  within three (3) business days after receipt of any reports rendered by JFS; within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

15.  Proprietary and Confidential Information

JFS agrees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Funds, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where JFS may be exposed to civil or criminal contempt proceedings for failure to comply, provided the Company is afforded the opportunity, at its expense, to prevent such exposure, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

The Company agrees to treat confidentially and as proprietary information of JFS all records and materials relating to systems, processes, controls and other information about JFS and JNAM.

16.  Term of Agreement

This Agreement shall become effective as of the date hereof and will continue in effect for a period of three (3) years.  After the initial period of three (3) years, this Agreement shall continue from year to year, subject to the termination provisions and all other terms and conditions hereof; provided, such continuance is approved at least annually by vote or written consent of the Directors, including a majority of the Directors who are not interested persons of either party hereto; and provided further, that neither party has terminated the Agreement in accordance with this section. Thereafter, this Agreement shall continue and remain in effect from year to year.  This Agreement may be terminated by either party at any time upon 60 days’ prior written notice to the other party or such

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other period as is mutually agreed upon by the parties.  This Agreement may be amended by mutual written consent of the parties. The provisions of Sections 6, 8, 13, 14, 16 and 19 shall survive the termination of this Agreement.

17.  Notices

Notices of any kind to be given by either party to the other party shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to JFS shall be sent to:

Mark Nerud
President
Jackson Fund Services
225 West Wacker Drive, Suite 1200
Chicago, IL 60606

And notice to the Company shall be sent to:

First Focus Funds
Attn: Manager of Mutual Fund Administration
1620 Dodge Street; Stop 1075
Omaha, NE  68197

18. Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

19.  Duties in the Event of Termination

Upon termination of this Agreement with respect to the Company, JFS shall-deliver the relevant books, records, correspondence and other data (or copies thereof) that are in the possession or under control of JFS, to the Company or any other person designated by the Company.  If such form differs from the form in which JFS has maintained the same, the Company shall pay any expenses associated with transferring the same to such form. JFS will further cooperate in the transfer of the duties and responsibilities established hereunder to such successor as the Company may appoint, including the provision of assistance from JFS’ personnel in the establishment of books, records and other data by such successor.

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20.  Governing Law

This Agreement shall be construed in accordance with the laws of the State of Illinois without regard to conflicts of law principles.  However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the U.S. Securities & Exchange Commission thereunder.

21.  Amendment

This Agreement may not be amended or modified in any manner except by a written agreement executed by JFS and the Company to be bound thereby.

22.  Severability

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

23.  No Waiver

Each and every right granted to the parties hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of either party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by such party of any right preclude any other or future exercise thereof or the exercise of any other right.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.  If executed in counterpart, such counterparts together shall constitute only one instrument.

First Focus Funds, Inc.	Jackson Fund Services, a division of Jackson National Asset Management LLC
By:/s/ Michael A. Summers	By:/s/ Mark D. Nerud
Attest:/s/ Brittany Fahrenkrog	Attest:/s/ Daniel W. Koors

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EXHIBIT A

Duties and Responsibilities:
As we discussed, JFS will provide the following services for each Fund:

Fund Officers:
•	Provide qualified officers to each Fund including Chief Financial Officer (CFO) & Treasurer and Secretary;
•	Provide Principal Financial Officer (PFO) for Fund Sarbanes-Oxley certifications.

Fund Accounting:
•	Maintain portfolio records on a trade date basis using security trade information communicated from each Fund’s investment adviser.
•	Maintain a general ledger and other accounts, books, and financial records for each Fund in the form as agreed upon.
•	Determine the net asset value on a daily basis according to each Fund’s accounting policies provided to JFS.
•	Daily reconciliation of cash and securities to the Funds’ custodian;
•	Daily reconciliation of capital shares and transactions to the Funds’ transfer agent;
•	Daily reconciliation of shares to the each Fund’s investment adviser;
•	Determine dividends and distributions.

Fund Administration:
•	Prepare and file annual and semi-annual reports;
•	Prepare and file Forms N-Q, N-SAR, N-PX, N-CSR and 24f-2 with the SEC;
•	Coordinate prospectus and statement of additional information updates, including preparation of basic print layouts of the same, and review and file documents via EDGAR;
•	Prepare each fund’s budget, review invoices and process payments;
•	Coordinate annual audit and any regulatory audit inspections;
•	Prepare and file federal and excise tax returns;
•	Provide tax information to transfer agent for year-end tax reporting;
•	Calculate each Fund’s performance;
•	Coordinate each Fund’s Blue Sky permit filings;
•	Facilitate web hosting;
•	Design of quarterly fact sheets;

Assist with the addition of new Funds and/or share classes for the Funds, including contributing to the evaluation of investment advisers or subadvisers, coordinating prospectus and statement of additional information modifications respecting the same, including preparation of basic print layouts of the same, coordination of reviews and file documents via EDGAR..

A-1

Compliance Support:
Monitor the investment adviser’s compliance with the 1940 Act requirements and with each Fund’s policies and limitations;
Prepare Board agenda and materials, attend and record minutes of meetings;
Assist in maintaining each Fund’s compliance policies and procedures;
Provide the Company’s CCO with quarterly certification as to the services of JFS.

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2

FEE SCHEDULE

The Company currently consists of eight series, including:
Short-Intermediate Bond Fund
Income Fund
Balanced Fund
Core Equity Fund
Large Cap Growth Fund
Growth Opportunities Fund
Small Company Fund
International Equity Fund

The following fee schedule will apply to the aggregate net asset value of all Funds (including up to two additional Funds added after the effective date of this Agreement) for purposes of the services described in Exhibit A:

8.5 basis points (“bps”) on first $500 million of AUM
5 bps on next $500 million of AUM
4 bps > $1 billion of AUM

The schedule above will continue to be applied to the fund complex including up to two additional funds (and regardless of the number of share series) for the initial three-year period.  In no event will discussions for adjustment of fees be initiated prior to 60 days preceding the expiration of the initial three-year period. There will be no out of pocket charges for the provision of services, except for the following:

International equities - $0.10 per price
International Fair Value - $0.60 per price
Fixed income securities - $0.50 per price

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